As filed with the Securities and Exchange Commission on September 11, 2008

Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Partner Communications Company Ltd.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

8 Amal St.
Afeq Industrial Park
Rosh Ha'ayin 48103, Israel

(Address of principal executive offices, including zip code)

2004 Share Option Plan
(Full title of the Plan)

Puglisi & Associates
850 Library Avenue, Suite 204
P.O. Box 885
Newark, Delaware 19715
Attention: Mr. Donald J. Puglisi
(302) 738-6680

(Name and Address of Agent for Service)

Copies to:
Richard J. Mann, Adv.
Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
One Azrieli Center
Tel Aviv 67021, Israel

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☒	Accelerated Filer ☐
Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Ordinary shares, par
value NIS 0.01 per share	8,142,000(2)	$21.43	$174,483,060	$6,857.19

(1)	This registration statement on Form S-8 (this “Registration Statement”) shall also cover any additional ordinary shares, par value NIS 0.01 per share (the “Ordinary Shares”) of Partner Communications Company Ltd. (the “Registrant”) which become issuable under the Registrant’s 2004 Share Option Plan (the “Plan”) by reason of any stock split, stock dividend, recapitalization or similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding Ordinary Shares.

(2)	Represents 8,142,000 Ordinary Shares available for future issuance under options that may be granted under the Plan.

(3)	Pursuant to Rules 457(c) and 457(h) under the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price for an aggregate of 8,142,000 Ordinary Shares available for future awards under options that have not been issued under the Plan are estimated based on the average of the high and low prices of the Ordinary Shares reported on the Nasdaq Global Select Market on September 5, 2008. Such estimate is being utilized solely for the purpose of calculating the registration fee.

EXPLANATORY NOTE

        This Registration Statement registers additional securities of the same class as other securities for which a registration statement filed on Form S-8 (SEC File No. 333-137102) of the Registrant is effective (the “Registrant’s Registration Statement”).  The information contained in the Registrant’s Registration Statement is hereby incorporated by reference into this Registration Statement pursuant to General Instruction E, except for Items 3, 6 and 8 of the Registrant’s Registration Statement, which are updated by this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Introductory Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

    (a)        the Registrant’s Annual Report on Form 20-F (File No. 1-14968), as filed with the SEC on May 6, 2008 (the “Annual Report on Form 20-F”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which includes audited financial statements for the Registrant’s latest fiscal year;

    (b)        the description of the Registrant’s Ordinary Shares set forth in the Registrant’s Registration Statement on Form 8-A (File No. 1-14968), as filed with the SEC on October 20, 1999 under the Exchange Act, except to the extent that such description has been superseded by the descriptions set forth in Item 9–“The Offer and Listing”, Item 10B–“Memorandum and Articles of Association”, Item 10D–“Exchange Controls” and Item 10E –“Taxation” of the Registrant’s Annual Report on Form 20-F, including any amendment or report for the purpose of updating such description; and

    (c)        all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the audited financial statements described in (a) above.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

        Our Articles of Association provide that Partner may indemnify an officer or director of Partner to the fullest extent permitted by the law. Without derogating from the foregoing, our Articles of Association specifically provide that Partner may indemnify an officer or director of Partner for liability or expense he incurs or that is imposed upon him as a result of an action or inaction by him (or together with other officers of Partner) in his capacity as an officer or director of Partner as follows:

(1)	any financial liability incurred by, or imposed upon the officer or director in favor of a third party in accordance with a judgment, including a judgment given in a settlement or a judgment of an arbitrator, approved by the court; or

(2)	reasonable litigation expenses, including legal fees, incurred by the officer or director or which he was ordered to pay by the court:

(a)	in the context of proceedings filed against him by Partner or on Partner’s behalf or by a third party; or

(b)	in a criminal proceeding in which he was acquitted; or

(c)	in a criminal proceeding in which he was convicted of a felony which does not require a finding of criminal intent.

(3)	reasonable litigation expenses, including legal fees, incurred by the officer or director due to such investigation or proceeding conducted against him by an authority authorized to conduct an investigation or proceeding, relating to an offense which does not require criminal intent, within the meaning of the relevant terms in any law, and which:

(a)	ended without filing of an indictment against him and without the imposition of a financial liability as a substitute for a criminal proceeding; or

(b)	ended without filing of an indictment against him but for which he was subject to a financial liability as a substitute for a criminal proceeding; or

(4)	any other liability or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an officer of Partner.

        Our Articles of Association also permit us to undertake in advance to indemnify an officer or director with respect for items (2) and (3) above, or any other matter permitted by law. Our Articles of Association also permit us to undertake in advance to indemnify an officer with respect to item (1) above, provided however, that the undertaking to indemnify is restricted to events which in the opinion of the Board of Directors are anticipated in light of Partner’s activities at the time of granting the obligation to indemnify, and is limited to a sum or measurement determined by the Board of Directors to be reasonable in the circumstances. The undertaking to indemnify must specify the events that, in the opinion of the Board of Directors, are expected in light of the Company’s actual activity at the time of grant of the indemnification and the sum or measurement that the Board of Directors determines to be reasonable in light of the circumstances. Our Articles of Association also permit us to indemnify an officer or director after the fact for all kinds of events, subject to applicable law.

        In no event may we indemnify an officer or director for:

(1)	a breach of the duty of loyalty toward us, unless the officer or director acted in good faith and had reasonable grounds to assume that the action would not harm us;

(2)	a breach of the duty of care if it was made intentionally or recklessly;

(3)	an intentional act which was done to unlawfully yield a personal profit; or

(4)	criminal fine or penalty imposed on him.

        We have undertaken to indemnify our directors and officers, subject to certain conditions for (a) any financial obligation that is incurred by or imposed on such person in accordance with a judgment, including a judgment given in a settlement or judgment of an arbitration approved by the court, provided that such liability pertains to one or more events specified in the letter of indemnification, which in the opinion of the Board of Directors are anticipated in light of our activities at the time of granting the indemnification undertaking; (b) reasonable litigation expenses, including legal fees, that were incurred by such person or which the court obligates such person to pay in the context of a proceeding against such person that has been filed by us, on our behalf or by a third party, or in a criminal proceeding in which such person is acquitted or convicted, for an offense that does not require a finding of criminal intent; and (c) reasonable litigation expenses, including legal fees that were incurred by such person due to an investigation or proceeding conducted against such person by an authority authorized to conduct such investigation or proceeding and which has ended without the filing of an indictment and without the imposition of a financial liability as a substitute for a criminal proceeding, or which ended without the filing of an indictment but with the imposition of financial liability as a substitute for a criminal proceeding relating to an offense that does not require criminal intent. The aggregate indemnification amount payable by us to all of the officers and directors pursuant to all letters of indemnification issued or that may be issued in the future shall not exceed the higher of (i) 25% of shareholders equity and (ii) 25% of market capitalization, each measured at the time of indemnification.

         We participate in a directors’ and officers’ liability insurance policy procured by our controlling shareholder, Hutchison Telecommunications International Limited (“Hutchison Telecom”), insuring our directors’ and officers’ liability and our undertaking to indemnify them, in respect of certain matters permitted by the Israeli Companies Law. The insurance program provides primary coverage for the directors and officers of Partner and its subsidiaries for an amount of US $20 million for any one claim and in the aggregate and in excess thereof the insurance program provides coverage for Hutchison Telecom and its participating subsidiaries, including Partner, of up to US $105 million for any one claim and in the aggregate.

        Hutchison Telecom and its participating subsidiaries, including us, are also covered by further excess directors’ and officers’ liability insurance policies of up to a limit of US$75 million for any one claim and in the aggregate for the policy period. These policies are shared with Cheung Kong (Holdings) Ltd, Hutchison Whampoa Limited, CK Life Sciences Int’l. (Holdings), Inc. and Hongkong Electric Holdings Limited. and their respective subsidiaries. In the event of the depletion of the insurance coverage underlying the first layers of insurance as the result of payment of loss, these policies shall continue to apply for subsequent losses as excess insurance over the amount of insurance remaining under such first layers of insurances on follow form basis. Our participation in the annual premium of the insurance program as described above is US $624,109 for 2007.

Item 8. Exhibits.

Exhibit Number	Document

4.1	Registrant's Amended and Restated Articles of Association (previously filed as Exhibit 1.1 to the Registrant's Annual Report on Form 20-F, as filed with the SEC on June 12, 2007 (File No. 1-14968) and incorporated herein by reference).

4.2	Registrant's Certificate of Incorporation (previously filed as an exhibit to the Registrant's Registration Statement on Form F-1 (No. 333-10992) and incorporated herein by reference).

4.3	Registrant's Memorandum of Association (previously filed as an exhibit to the Registrant's Registration Statement on Form F-1 (No. 333-10992) and incorporated herein by reference).

4.4	Form of Amended and Restated Deposit Agreement among the Registrant, The Bank of New York, as depositary, and all owners and beneficial owners of American Depositary Receipts (previously filed as Exhibit 1 to the Registrant's Registration Statement on Form F-6 (No. 333-132680) and incorporated herein by reference).

4.5*	Amended and Restated 2004 Share Option Plan.

5.1*	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.

23.1*	Consent of Gross Kleinhendler, Hodak, Halevy, Greenberg & Co. (included in Exhibit 5.1).

23.2*	Consent of Kesselman & Kesselman, Israel.

24.1*	Power of Attorney (included in the Signature Page).

* Filed herewith.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant, Partner Communications Company Ltd., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rosh Ha’ayin, in the State of Israel, on September 9, 2008.

PARTNER COMMUNICATIONS COMPANY LTD. By: /s/ David Avner —————————————— David Avner Chief Executive Officer

By: /s/ Emanuel Avner —————————————— Emanuel Avner Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of David Avner, Emanuel Avner and Roly Klinger his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and to file a Registration Statement on Form S-8 (or such other Form as may be appropriate) in connection with the registration of Ordinary Shares of the Registrant and any and all amendments (including post-effective amendments) to any such Registration Statement on Form S-8 with the Securities and Exchange Commission, granting to said attorney-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in the premises. This power of attorney may be executed in counterparts.

        Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ David Avner —————————————— David Avner	Chief Executive Officer	September 9, 2008

/s/ Emanuel Avner —————————————— Emanuel Avner	Chief Financial Officer (Principal Accounting and Financial Officer)	September 9, 2008

—————————————— Fok Kin-ning, Canning	Chairman of the Board of Directors	September __, 2008

/s/ Dr. Michael J. Anghel —————————————— Dr. Michael J. Anghel	Director	September 3, 2008

/s/ Chan Ting Yu —————————————— Chan Ting Yu	Director	September 8, 2008

—————————————— Chow Woo Mo Fung, Susan	Director	September __, 2008

/s/ Uzia Galil —————————————— Uzia Galil	Director	September 3, 2008

/s/ Erez Gissin —————————————— Erez Gissin	Director	September 3, 2008

—————————————— Dennis Pok Man, Lui	Director	September __, 2008

/s/ Pesach Shachar —————————————— Pesach Shachar	Director	September 3, 2008

/s/ Amikam Shorer —————————————— Amikam Shorer	Director	September 3, 2008

—————————————— Frank John Sixt	Director	September __, 2008

/s/ Moshe Vidman —————————————— Moshe Vidman	Director	September 3, 2008

AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, in the City of Newark, Delaware, on this 8th day of September, 2008.

PUGLISI & ASSOCIATES (Authorized U.S. Representative) By: /s/ Donald J. Puglisi —————————————— Donald J. Puglisi Managing Director

INDEX TO EXHIBITS

Exhibit Number	Document

4.1	Registrant's Amended and Restated Articles of Association (previously filed as Exhibit 1.1 to the Registrant's Annual Report on Form 20-F, as filed with the SEC on June 12, 2007 (File No. 1-14968) and incorporated herein by reference).

4.2	Registrant's Certificate of Incorporation (previously filed as an exhibit to the Registrant's Registration Statement on Form F-1 (No. 333-10992) and incorporated herein by reference).

4.3	Registrant's Memorandum of Association (previously filed as an exhibit to the Registrant's Registration Statement on Form F-1 (No. 333-10992) and incorporated herein by reference).

4.4	Form of Amended and Restated Deposit Agreement among the Registrant, The Bank of New York, as depositary, and all owners and beneficial owners of American Depositary Receipts (previously filed as Exhibit 1 to the Registrant's Registration Statement on Form F-6 (No. 333-132680) and incorporated herein by reference).

4.5*	Amended and Restated 2004 Share Option Plan.

5.1*	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.

23.1*	Consent of Gross Kleinhendler, Hodak, Halevy, Greenberg & Co. (included in Exhibit 5.1).

23.2*	Consent of Kesselman & Kesselman, Israel.

24.1*	Power of Attorney (included in the Signature Page).

* Filed herewith.